Pricing Supplement No. 149 Dated November 17, 1997
(To Prospectus and Prospectus Supplement             Rule 424(b)(3)
Dated October 24, 1996)                          Registration Statement
                                                     No. 33-64237

                         U.S. $5,000,000,000
                      FORD MOTOR CREDIT COMPANY
 Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue


Ford Motor Credit Company ("Ford Credit") has designated $5,000,000 aggregate principal amount of its Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue having specific terms set forth below. Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to purchase the Notes at a price of 98.75% of their principal amount for resale at an initial public offering price of 100% of their principal amount. After the initial public offering, the offering price may be changed.


Issue Date:                  December 1, 1997


Principal Amount:            $5,000,000


Interest Rate Per Annum:     6.24%


Interest Payment Dates:      The 15th day of each month, commencing December
                             15, 1997


Stated Maturity:             December 15, 2004





                             MERRILL LYNCH & CO.